UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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National Research Corporation

(Name of Registrant as Specified In Its Charter)

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1245 “Q” Street Lincoln, NE 68508 Fax: 402-475-9061

Contact:	Edmond Ashe
531-500-1449

NATIONAL RESEARCH CORPORATION ADOPTS CLASS B REVERSE
STOCK SPLIT TO ELIMINATE PUBLIC TRADING
OF CLASS B COMMON STOCK

●	Holders of class B common stock (other than our Chief Executive Officer, Michael Hays) to receive $53.44 per share in cash
●	Class B common stock to be delisted
●	Class A common stock to be sole publicly traded security of the Company

LINCOLN, Nebraska (September 18, 2017) — National Research Corporation (NASDAQ: NRCIA and NRCIB) today announced that its Board of Directors unanimously approved a reverse stock split (and subsequent forward stock split) that will cash out all holders of the Company's class B common stock, other than Michael Hays, the Company's chief executive officer. The class B common stock will cease trading and be delisted. The transaction is designed to address shareholder concerns with public market trading confusion related to the Company’s two classes of common stock (the class A common stock and class B common stock) and to provide a timely and cost-effective liquidity event for the holders of the Company’s class B common stock, other than Mr. Hays. Mr. Hays has agreed to not participate in this transaction to control the total debt and financial leverage that would have been required to cash out all class B shares. Following the reverse and forward stock splits, Mr. Hays will hold the same number of class B shares as prior to the stock splits.

Each holder of class B common stock, other than Mr. Hays, will receive a cash payment from the Company of $53.44 for each share of class B common stock, equal to the intra-day volume weighted average price of the class B stock on Friday, September 15, 2017.

The transaction will be funded by approximately $31 million of cash on hand and a $70 million term loan. The Company has received a commitment letter from First National Bank of Omaha to fund a new $100 million credit facility consisting of the initial $70 million term loan to fund the transaction, a delayed draw term loan feature with $20 million of capacity for future acquisitions and class A common stock repurchases, if any, and a $10 million working capital revolving credit line. The commitment is subject to customary closing conditions.

NRC Announces Class B Reverse Split and Intent to Delist Class B Common Stock

September 18, 2017

The mechanics of the transaction will consist of a 1-for-1,764,560 reverse stock split of the Company’s class B common stock followed by a 1,764,560-for-1 forward stock split of the class B common stock. After the transaction, Mr. Hays will be the sole remaining class B shareholder of the Company and the class B common stock will be delisted from trading on the NASDAQ Stock Market.

As a result of this transaction, class A common stock will become the sole NASDAQ traded security of the Company. This transaction will not impact the outstanding number of class A shares. The percentage of total net income and dividends allocable to the class A shares will rise from approximately 50% to approximately 66% after the transaction assuming the retirement of approximately 1,775,684 class B shares.

It is currently anticipated that the Board of Directors will maintain the Company’s cash dividends.

Commenting on the Board’s action, Michael Hays said, “We considered a wide range of options to address shareholder concerns and confusion surrounding the trading of our dual classes of stock on NASDAQ and believe the solution selected best achieves our objectives of addressing the interests of all shareholders and minimizing total debt and financial leverage on the Company.”

The transaction is subject to closing of financing and approval by the holders of the Company’s class A common stock, class B common stock and both classes of stock voting together as a group. More information about the transaction is set forth in the Company’s preliminary proxy statement filed with the Securities and Exchange Commission today.

In closing, Michael Hays added, “Given our desire that all information regarding this transaction be correspondingly available, the Company will not be available for selective calls from individual shareholders or analysts.”

Forward-Looking Statements

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

NRC Announces Class B Reverse Split and Intent to Delist Class B Common Stock

September 18, 2017

Additional Information and Where to Find It

The proposed reverse stock split of the shares of class B common stock of National Research Corporation (the “Company”) and the subsequent forward stock split of those shares will be submitted to the shareholders of the Company for their consideration. The Company has filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement in connection with the proposed stock splits. The Company also intends to file with the SEC and mail to its shareholders a definitive proxy statement. The Company urges investors and shareholders to read the definitive proxy statement when it becomes available, as well as other documents filed with the SEC, because they will contain important information. Investors and security holders will be able to receive the definitive proxy statement and other documents (when they are available) free of charge at the SEC’s web site, http://www.sec.gov, or from the Company’s web site https://nrchealth.com/about/investor-relations/.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any investor or shareholder. However, the Company and certain of its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed stock splits under the rules of the SEC. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of the Company in connection with the proposed stock splits will be set forth in the definitive proxy statement when it is filed with the SEC. You can find information about the Company’s directors and executive officers in Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 3, 2017, and the definitive proxy statement relating to its 2017 Annual Meeting of Shareholders filed with the SEC on April 3, 2017. These documents can be obtained free of charge from the sources indicated above.

About National Research Corporation

For more than 36 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. The Company’s solutions enable its clients to understand the voice of the customer with greater clarity, immediacy and depth.

END